UNITED STATES

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DOVER CORPORATION

Supplement to Proxy Statement Filed March 17, 2023

For the 2023 Annual Meeting of Shareholders

To Be Held May 5, 2023

April 18, 2023

Dear Fellow Shareholders:

I am writing to you on behalf of the Board of Directors (the “Board”) of Dover Corporation (“Dover”) to ask for your support by voting in accordance with the Board’s recommendations on all proposals submitted for your consideration at our 2023 Annual Meeting of Shareholders. Specifically, the Board asks that you vote “FOR” the re-election of all of our directors in Proposal 1, including Kristiane C. Graham and Michael F. Johnston, who serve on our Governance and Nominating Committee (the “Committee”).

Glass Lewis & Co. (“Glass Lewis”) has recommended a vote “FOR” the election of all directors and a vote in accordance with management’s recommendations on all other proposals. Recently, however, Institutional Shareholder Services (“ISS”) recommended a vote “AGAINST” the re-election of Ms. Graham and Mr. Johnston. ISS’s recommendation is premised on: (1) a misimpression that our Board currently has no racially or ethnically diverse directors (its proxy voting recommendations state: “[a]s of March 31, 2023, Dover … appears to have no racially or ethnically diverse directors”); and (2) a view that the statement in our Proxy Statement that “[e]xpanding the diversity of the Board will be a key objective as the Board considers future appointments” is not a firm commitment to appoint a racially and/or ethnically diverse director by the time of our annual meeting in 2024. Accordingly, we are supplementing our Proxy Statement to clarify each of those matters. First, as we have previously disclosed, our Board currently has a diverse director. Although the Board will temporarily cease to have racial or ethnic diversity when Mary A. Winston ends her term at this year’s annual meeting, the Board has had racial or ethnic diversity continuously since Ms. Winston joined Dover’s Board in 2005. Secondly, the Board intends to appoint a racially and/or ethnically diverse director by the time of our annual meeting in 2024.

We appreciate your attention to this supplement and request your support in voting FOR the re-election of Mr. Johnson and Ms. Graham. If you have already submitted a vote “AGAINST” Ms. Graham and Mr. Johnston in line with ISS’s recommendations, we ask that you reconsider your vote and resubmit a “FOR” vote, recognizing our Board’s continuous 18-year track record of diversity and its firm commitment to appoint a racially and/or ethnically diverse director before our annual meeting in 2024.

Thank you for considering our request.

Sincerely,

/s/ Ivonne M. Cabrera
Ivonne M. Cabrera
General Counsel and Secretary